Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
America West Holdings Corporation:

We consent to incorporation by reference in the Registration Statement No. 333-40486 and No. 333-118188 on Form S-8 of America West Holdings Corporation of our report dated June 24, 2005, relating to the statements of net assets available for benefits of the America West Holdings Corporation Future Care 401(k) Plan as of December 31, 2004 and 2003, the related statement of changes in net assets available for benefits for the year ended December 31, 2004 and related supplemental schedule, which report appears in the December 31, 2004 annual report on Form 11-K of America West Holdings Corporation Future Care 401(k) Plan.

/s/ KPMG LLP

Phoenix, Arizona
June 27, 2005